Exhibit 99.2
For more information:
Jennifer Straumins, 317-328-5660
jennifer.straumins@calumetspecialty.com
FOR IMMEDIATE RELEASE
Calumet Specialty Products Partners, L.P. Prices Common Unit Offering
     Indianapolis, IN (February 24, 2011) — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) announced today that it priced an underwritten public offering of 4,500,000 common units representing limited partner interests at $21.45 per unit. Calumet also granted the underwriters a 30-day option to purchase up to 675,000 additional common units.
     Calumet intends to use the net proceeds from this offering to repay borrowings outstanding under its revolving credit facility. Additional net proceeds, if any, will be used for general partnership purposes, including working capital, capital expenditures and acquisitions.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.
     Goldman, Sachs & Co., Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering. Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Oppenheimer & Co. are acting as co-managers for the offering. A copy of the prospectus and related prospectus supplement associated with this offering may be obtained from the underwriters as follows:
Goldman, Sachs & Co.
Attn: Prospectus Department
200 West Street
New York, NY 10282
E-mail: prospectus-ny@ny.email.gs.com
Telephone: 1-866-471-2526
Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
E-mail: Barclaysprospectus@broadridge.com
Telephone: 1-888-603-5847

Deutsche Bank Securities Inc.
Attention: Prospectus Department,
100 Plaza One, Jersey City, New Jersey 07311
E-mail: prospectus.cpdg@db.com
Telephone: (800) 503-4611
     Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, and waxes used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel fuel and jet fuel. Calumet is based in Indianapolis, Indiana and has five plants located in northwest Louisiana, western Pennsylvania, and southern Texas, and a terminal located in Burnham, Illinois.
     This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the SEC. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.